Exhibit 99.1

Supplemental Unaudited Financial Information - PPL Global, LLC

The supplemental financial information provided below should be read in conjunction with the audited financial statements and accompanying notes of PPL Corporation in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the "2015 10-K") and the disclosure relevant to the U.K. Regulated Segment under Item 7.  Combined Management's Discussion and Analysis of Financial Condition and Results of Operations in the 2015 10-K.

The U.K. Regulated segment consists of PPL Global, LLC which primarily includes WPD's regulated electricity distribution operations, the results of hedging the translation of WPD's earnings from British pound sterling into U.S. dollars, and certain costs such as U.S. income taxes, administrative costs and allocated financing costs.  However, the Condensed Consolidated Financial information presented here excludes the allocated financing costs of $21 million and $25 million, after-tax for 2015 and 2014, respectively, that are included in the U.K. Regulated segment "Income Statement Data" as reported in Note 2 to the Financial Statements included in the 2015 10-K.  In all other respects, the information presented below was prepared on the same basis as the information presented in the 2015 10-K.

PPL Global, LLC
Condensed Consolidated Balance Sheets
At December 31,
(Millions of Dollars)

	2015	2014
Assets
Current Assets	$ 1,051	$ 860
Property, Plant and Equipment, net	12,177	11,683
Goodwill	2,888	3,005
Other Noncurrent Assets	553	396
Total Assets	$ 16,669	$ 15,944

Liabilities and Equity
Current Liabilities (including debt due within one year)	$ 1,636	$ 1,365
Long-term Debt	7,486	7,347
Deferred Credits and Other Noncurrent Liabilities	1,492	1,557
Equity	6,055	5,675
Total Liabilities and Equity	$ 16,669	$ 15,944

PPL Global, LLC
Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31,

(Millions of Dollars)
	2015	2014
Cash Flows From Operating Activities
Net Income	$ 1,142	$ 1,007
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	242	337
Unrealized (gains) losses on derivatives	(88)	(195)
Adjustment to WPD line loss accrual	-	65
Other	(15)	99
Changes in current assets and current liabilities	(66)	211
Other operating activities
Defined benefit plans - funding	(366)	(312)
Other	22	(28)
Net cash provided by (used in) operating activities	871	1,184
Cash Flows from Investing Activities
Expenditures for long-lived assets	(1,242)	(1,438)
Other	16	(4)
Net cash provided by (used in) investing activities	(1,226)	(1,442)
Cash Flows from Financing Activities
Distributions to PPL	(303)	(277)
Issuance of long-term debt	833	-
Net increase (decrease) in short-term debt	(54)	98
Other	57	93
Net cash provided by (used in) financing activities	533	(86)
Effect of Exchange Rates on Cash and Cash Equivalents	(10)	(8)
Net Increase (Decrease) in Cash and Cash Equivalents	168	(352)
Cash and Cash Equivalents at Beginning of Period	289	641
Cash and Cash Equivalents at End of Period	$ 457	$ 289

PPL Global, LLC
Condensed Consolidated Statements of Income
For the Years Ended December 31,
(Millions of Dollars)

	2015	2014
Operating revenue	$ 2,410	$ 2,621
Other operation and maintenance	477	482
Depreciation	242	337
Taxes, other than income	148	157
Total operating expenses	867	976
Other Income (Expense) - net - WPD	11	17
Other Income (Expense) - net - Domestic[1]	112	110
Interest Expense	386	418
Income Taxes - Foreign	128	248
Income Taxes - Domestic	10	99
Net Income	$ 1,142	$ 1,007

1 "Other Income (Expense) -net - Domestic" is primarily comprised of the realized and unrealized hedging results from hedging the translation of WPD's earnings from British pound sterling into U.S. dollars.

The following after-tax gains (losses), which management considers special items, also impacted the PPL Global, LLC's results.
(Millions of Dollars)
	2015	2014	Income Statement Line Item
Foreign currency-related economic hedges, net of tax of ($30) and ($68)[1]	$ 55	$ 127	Other Income (Expense) - net - Domestic
WPD Midlands acquistion-related adjustments, net of tax of ($1) and $0	2		Other operation and maintenance
Other:
Change in U.K. tax rate[2]	78		Income Taxes - Foreign
Settlement of certain income tax positions[3]	18		Income Taxes - Domestic
Change in WPD line loss accrual, net of tax of $0 and $13[4]		(52)	Operating revenue
Total	$ 153	$ 75

1 Represents unrealized gains (losses) on contracts that economically hedge anticipated GBP-demoninated earnings.

2 The U.K. Finance Act of 2015 reduced the U.K.'s statutory income tax rate. As a result, PPL Global, LLC reduced its net deferred tax liability and recognized a deferred tax benefit in 2015. See Note 5 to the Financial Statements of the 2015 10-K for additional information.

3 Relates to the 2015 settlement of the IRS audit for the tax years 1998-2011. See Note 5 to the Financial Statements of the 2015 10-K for additional information.

4 In March 2014, Ofgem issued its final decision on the DPCR4 line loss incentives and penalties mechanism. As a result, WPD increased its existing liability for over-recovery of line losses. See Note 6 to the Financial Statements of the 2015 10-K for additional information.